Exhibit 99.1

Perspective Therapeutics Announces Pricing of $80 Million Underwritten Offering of Common Stock and Pre-Funded Warrants

SEATTLE, May 24, 2024 – Perspective Therapeutics, Inc. (“Perspective” or the “Company”) (NYSE AMERICAN: CATX), a radiopharmaceutical company that is pioneering advanced treatment applications for cancers throughout the body, today announced the pricing of an underwritten offering of 51,515,880 shares of its common stock at an offering price of $1.51 per share and, to certain investors in lieu of common stock, pre-funded warrants to purchase 1,464,252 shares of its common stock at a price of $1.509 per pre-funded warrant. The aggregate gross proceeds from this offering are expected to be approximately $80 million, before deducting underwriting discounts and commissions and other offering expenses payable by Perspective in connection with the offering. The purchase price per share of each pre-funded warrant represents the per share offering price for the common stock, minus the $0.001 per share exercise price of such pre-funded warrant. The offering is expected to close on or about May 29, 2024, subject to the satisfaction of customary closing conditions. All of the shares of common stock and pre-funded warrants to be sold in the offering are being sold by Perspective.

BofA Securities, Inc., Oppenheimer & Co. Inc. and RBC Capital Markets, LLC are acting as joint book-running managers for the offering and B. Riley Securities, Inc. is acting as a co-manager for the offering.

Perspective intends to use the net proceeds that it will receive from the offering for: (i) the continued clinical development of VMT-α-NET, VMT-01/02 and PSV359; (ii) the continued development of PSV40X and additional preclinical product candidates as well as broader development platform; and (iii) the build out, operation and expansion of manufacturing facilities, as well as for working capital and other general corporate purposes. A portion of the net proceeds may also be used to acquire, license or invest in complementary products, technologies, intellectual property or businesses, although Perspective has no present commitments or agreements to do so.

The securities described above are being offered by Perspective pursuant to an automatic shelf registration statement on Form S-3 that went effective upon the Company’s filing with the Securities and Exchange Commission (the “SEC”) on May 24, 2024. A final prospectus supplement will be filed with the SEC. These documents can be accessed on the SEC’s website at www.sec.gov.

Copies of the final prospectus supplement, when available, and accompanying prospectus relating to the offering may be obtained from BofA Securities, Inc., Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, via email at dg.prospectus_requests@bofa.com, from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8055, or by email at EquityProspectus@opco.com, or from RBC Capital Markets, LLC, Attention: Equity Capital

Markets, 200 Vesey Street, 8th Floor, New York, NY 10281, by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Perspective Therapeutics, Inc.

Perspective Therapeutics, Inc., is a radiopharmaceutical development company that is pioneering advanced treatment applications for cancers throughout the body. The Company has proprietary technology that utilizes the alpha emitting isotope 212Pb to deliver powerful radiation specifically to cancer cells via specialized targeting peptides. The Company is also developing complementary imaging diagnostics that incorporate the same targeting peptides, which provide the opportunity to personalize treatment and optimize patient outcomes. This "theranostic" approach enables the ability to see the specific tumor and then treat it to potentially improve efficacy and minimize toxicity.

The Company's melanoma (VMT01) and neuroendocrine tumor (VMT-α-NET) programs have entered Phase 1/2a imaging and therapy trials for the treatment of metastatic melanoma and neuroendocrine tumors at several leading academic institutions. The Company has also developed a proprietary 212Pb generator to secure key isotopes for clinical trial and commercial operations.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995: To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the timing of the closing of the offering, as well as the anticipated use of proceeds for the offering and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Perspective’s actual results to be materially different than those expressed in or implied by Perspective’s forward-looking statements. For Perspective, this includes satisfaction of the customary closing conditions of the offering, delays in obtaining required stock exchange or other regulatory approvals, stock price volatility and uncertainties relating to the financial markets, the medical community and the global economy, and the impact of instability in general business and economic conditions, including changes in inflation, interest rates and the labor market. More detailed information on these and additional factors that could affect Perspective’s actual results are described in Perspective’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2023, as revised or supplemented by its Quarterly Reports on Form 10-Q and other documents filed with the SEC. All forward-looking statements in this news release speak only as of the date of this news release. Perspective undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Perspective Therapeutics IR:

Annie Cheng

ir@perspectivetherapeutics.com

Russo Partners, LLC

Nic Johnson / Adanna G. Alexander, Ph.D.

PerspectiveIR@russopr.com